Exhibit 99.1
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Michael Lucarelli
Vice President, Investor Relations and FP&A
Analog Devices
Investor.Relations@analog.com

Ferda Millan
Global PR and External Communications
Analog Devices
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    For Release: December 7, 2023

Analog Devices Appoints Peter Henry to its Board of Directors

December 7, 2023—Wilmington, MA—Analog Devices, Inc. (Nasdaq: ADI) today announced that its Board of Directors has appointed Dr. Peter B. Henry, a renowned international economist, as an independent director and member of the Board’s Audit Committee effective December 5, 2023. Dr. Henry is currently the Class of 1984 Senior Fellow at the Hoover Institution and Senior Fellow at the Freeman Spogli Institute for International Studies, both at Stanford University. Dr. Henry is also Dean Emeritus of New York University’s Leonard N. Stern School of Business. His appointment expands ADI’s Board to 13 members.

“We are delighted to welcome Peter to the ADI Board,” said Vincent Roche, ADI’s CEO and Chair. “He is an accomplished academic leader and a well-known figure in foreign affairs, global economics, and international finance. We look forward to bringing his significant expertise and global perspective to our Board as we continue to solve our customers’ toughest challenges and enable breakthroughs at the Intelligent Edge.”

Dr. Henry also leads the Ph.D. Excellence Initiative (PhDEI), a post-baccalaureate program designed to address underrepresentation in economics by mentoring exceptional students from underrepresented backgrounds interested in pursuing doctoral studies in the field. For his founding and leadership of the PhDEI, Dr. Henry received the 2022 Impactful Mentoring Award from the American Economic Association.

Dr. Henry currently serves on the Boards of Directors of Citigroup and NIKE, Inc., and as Chair of the Board of the National Bureau of Economic Research. He is a member of the Council on Foreign Relations.

Previously, Dr. Henry served at New York University’s Leonard N. Stern School of Business as the William R. Berkley Professor of Economics and prior to that as Dean. Before that, Dr. Henry was the Konosuke Matsushita Professor of International Economics at the Stanford University Graduate School of Business, where his early research was funded by a National Science Foundation CAREER Award.

Dr. Henry received a bachelor’s degree in economics from the University of North Carolina at Chapel Hill, a bachelor’s degree in mathematics from Oxford University where he was a Rhodes Scholar, and a Ph.D. in economics from the Massachusetts Institute of Technology.

About Analog Devices, Inc.
Analog Devices, Inc. (NASDAQ: ADI) is a global semiconductor leader that bridges the physical and digital worlds to enable breakthroughs at the Intelligent Edge. ADI combines analog, digital, and software technologies into solutions that help drive advancements in digitized factories, mobility, and digital healthcare, combat climate change, and reliably connect humans and the world. With revenue of more than $12 billion in FY23 and approximately 26,000 people globally working alongside 125,000 global customers, ADI ensures today’s innovators stay Ahead of What’s Possible. Learn more at www.analog.com and on LinkedIn and Twitter (X).

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